Exhibit 99.1

InterDigital "When You Press Send, We Take Over" January 2006 o (C) 2006 InterDigital Communications Corporation o All Rights Reserved

InterDigital at a Glance o Early pioneer and leading developer of advanced digital wireless technology o 30-year history of digital wireless technology development and worldwide deployment o Focus on complete systems solutions o Key Contributor to Standards Bodies o 2G & 3G cellular, 802, WiMax o Highly successful licensor o 2G, 2.5G, 3G and emerging 802 patent portfolio 1

InterDigital®

InterDigital at a Glance

- **Early pioneer and leading developer of advanced digital wireless technology**
  - 30-year history of digital wireless technology development and worldwide deployment
  - Focus on complete systems solutions
- **Key Contributor to Standards Bodies**
  - 2G & 3G cellular, 802, WiMax
- **Highly successful licensor**
  - 2G, 2.5G, 3G and emerging 802 patent portfolio

2

January 2006 • © 2006 InterDigital Communications Corporation • All Rights Reserved

Solid Financials and Expanding Revenues Solid Balance Sheet Revenue Base Reflects Additional Revenue Streams Excludes payments for past sales 2003 2004 2005 Q4 Q1 Q2 Q3 140 120 100 80 60 40 20 0 45 40 35 30 25 20 15 5 Recurring Royaltis* Tech Solutions Cash & ST Investments Share Repurchase *First nine months 3

Leading Brands License Our Patents SHARP NEC NOKIA SANYO BlackBerry KYOCERA SAMSUNG Arima Arima Computer Corporation ERICSSON Lucent Technologies Bell Labs Innovations Sony Ericsson Siemens Hitachi Inspire the Next Quanta Computer TOSHIBA Panasonic All trademarks are the sole property of their respective owners. 4

Building and Providing Technology Solutions o General Dynamics - WCDMA customer o Philips - HSDPA customer o Infineon - WCDMA partner Enabler of 3G transport solutions

Assembling a complete 2G/3G modem GSM/GPRS EDGE Licensed WCDMA R4 Infineon General Dynamics HSDPA R5 HSUPA R6 Application Layer HSUPA R6 GSM/GPRS EDGE Acquire WCDMA R4 General Dynamics HSDPA R5 Philips HSUPA R6 Radio Layer 0 Technology in Development

Future Opportunity o Goal: Secure revenue on every 3G mobile device o Close to one billion mobile phone shipped in 2009 - 60% expected to be 3G Global Handset Sales by Technology M Units Other CDMA2000 WCDMA GSM/GPRS/EDGE 1200 1000 800 600 400 200 0 2004 2005 2006 2007 2008 2009 2010 Source: Strategy Analytics 7

Tremendous Opportunity 2009 as an example Annual Potential Revenue (in $ millions) Avg. $ per Device $2.00 $300 $600 $900 $1200 $1.50 $225 $450 $675 $900 $1.00 $150 $300 $450 $600 $0.50 $ 75 $150 $225 $300 25% 50% 75% 100% 8

How Do We Succeed? o Leverage existing 2,000+ patents covering digital wireless technologies o Enhance product offering o Focus IPR and technology efforts on mobile device 9

We are on the right path Patent licensing - continues to flourish o Solid and growing position in 3G market - 25 - 35% of WCDMA and cdma2000 mobile devices covered - 4 new 3G licensees in past 6 months Product offering - migrating to complete solution o Complete WCDMA Release 4 mobile device solution o Leading HSDPA ASIC solution o Acquired 2G software protocol stack 10

What to Expect - Synergy and Speed o Growth in 3G patent license revenue o Additional customers for our ASIC and protocol stack offerings, particularly mobile device manufacturers o Deals that leverage synergy between patents and technology solutions Value Creation 11

InterDigital